Exhibit 10.79

NORTH CAROLINA

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

WAKE COUNTY

This MUTUAL RELEASE AND SETTLEMENT AGREEMENT (“Agreement”) is made by and between COMSTOCK HOMES OF RALEIGH, LLC, a North Carolina limited liability company (“Plaintiff”), PROVIDENCE DEVELOPMENT OF RALEIGH, LLC, a North limited liability company (“Defendant”) and MANNING FULTON & SKINNER, PA, a North Carolina professional association (“Escrow Agent”). The parties to this Agreement other than Escrow Agent may be collectively referred to herein as “the parties.”

WHEREAS, the parties executed an Agreement for the purchase and Sale of Subdivision Lots and Option Agreement dated December 16, 2005, as amended (“Contract”), for the sale and purchase of approximately 80 townhome lots and 148 single family lots in the subdivision known as Providence (the “Development”);

WHEREAS, Providence of Raleigh Subdivision is a planned community of more than 20 residential lots created within this State on or after January 1, 1999, and is therefore a “planned community” as that term is defined in Chapter 47F of the North Carolina General Statutes, commonly known as the “North Carolina Planned Community Act” (hereinafter, the “Planned Community Act” or the “Act”);

WHEREAS, Defendant is the Declarant under that certain Declaration of Covenants, Conditions and Restrictions for Providence of Raleigh Subdivision recorded in Book 12053, page 2419, Wake County Registry, as supplemented by that certain Annexation Declaration recorded in Book 12451, page 2197, re-recorded in Book 12623, page 2662, both of the Wake County Registry (the “Subdivision Declaration”) and that certain Declaration of Covenants, Conditions and Restrictions for Providence Subdivision, Phase 2 Townhouses recorded in Book 12451, page 2202, Wake County Registry (the “Townhouse Declaration”);

WHEREAS, a dispute has arisen between the parties pertaining to the Contract and other action taken by the parties as described in Civil Action No. 07 CVS 15940 filed in Wake County, North Carolina Superior Court (the “Lawsuit”) and in the related Civil Action No. 08 SP 6183 filed in Wake County, North Carolina Superior Court (the “TOA Foreclosure Action”);

WHEREAS, the Initial Escrow Deposit posted by Plaintiff under the Contract has been released by the Escrow Agent to Defendant;

WHEREAS, Section 47F-2-117(a) of the Act provides that the Subdivision Declaration and the Townhouse Declaration may be amended by affirmative vote or written agreement signed by lot owners of lots to which at least sixty-seven percent (67%) of the votes in each respective association are allocated, or any larger majority the declaration for such association specifies;

WHEREAS, Article IX, Section 4 of the Subdivision Declaration and Article IX, Section 4 of the Townhouse Declaration provide respectively that each such declaration may be amended during the first twenty-year period by an instrument signed by not less than seventy-five percent (75%) of the lot owners subject to such declaration;

WHEREAS, at this time, Plaintiff is the owner of fifty-two (52) lots and Defendant is the owner of thirty-one (31) lots, and together the parties are the owners of eighty-three (83) of the one hundred and seven (107) lots subject to the Subdivision Declaration, and Plaintiff is the owner of eighteen (18) of the eighteen (18) townhouse lots subject to the Townhouse Declaration;

WHEREAS, the parties to this Agreement wish to revise and amend the Subdivision Declaration and/or the Townhouse Declaration (and, to the extent necessary to accomplish the same results, the Bylaws for each association), in the following respects: (1) to allow vinyl siding to be used within the Development ; (2) to change the side yard setbacks as provided in the Subdivision Declaration to conform with those provided in the Raleigh City Code; (3) to remove the blanket prohibition of wooden fences, to increase the maximum height limitation for fences to six feet (6.0’), and to allow the Architectural Review Board the discretion to approve all proposed fences on a case-by-case basis; and (4) to allow the regular association dues payable by the Declarant under the Declarations to accrue and become payable by Declarant at the time of closing on the sale of any lot to a builder and to allow the regular association dues payable by any builder to accrue and become payable by any builder at the time of closing of a completed dwelling to the owner-occupant; and (5) to clarify that the Declarant has the right to make amendments to the Subdivision Declaration and the Townhouse Declaration, in its sole discretion, without the approval of the lot owners, in the course of exercising the Declarant’s “development rights” as provided in the Subdivision Declaration and the Townhouse Declaration and the Act;

WHEREAS, the parties to this Agreement desire to settle all controversies between them;

NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the parties hereto represent and agree:

1. Nature of Agreement. This Agreement is a mutual release and settlement agreement that completely resolves the Lawsuit, the TOA Foreclosure Action, and any other disputes between and among Plaintiff and Defendant.

2. Exchanges of Consideration. In consideration for the releases and other obligations contained in this Agreement, the sufficiency of which is hereby acknowledged:

(a) Plaintiff waives all claims for reimbursement of costs incurred incidental to construction of an amenity package consisting of an entrance monument and associated landscaping and irrigation at the entrance to the Development;

(b) Defendant, as Declarant under the recorded Subdivision Declaration and Townhouse Declaration applicable to single-family lots and townhouse lots for the Development (together, the “Covenants”), shall continue to be responsible to fund any shortfall on the operations of the HOA or TOA;

(c) Upon execution of this Agreement, Escrow Agent shall close a transaction and three escrow accounts established on behalf of the parties, as further described below, with the following material terms and on the following conditions (“the Closing”):

(1) The Defendant shall: (i) pay all fines, penalties, costs, liens, claims and other remedies arising from or relating to the TOA Foreclosure Action and any and all alleged violations of the Covenants by Plaintiff, whether known or unknown, occurring prior to the date of this Agreement in consideration for Plaintiff’s waiver of any claims, whether known or unknown, arising from Defendant and any affiliates’ alleged acts and omissions as Declarant or other role as controlling party of the TOA; (ii) provide Plaintiff with the current budget, income statements and balance sheets for the HOA at Closing; (iii) release all claims of lien against any property to be conveyed by Plaintiff pursuant to this Agreement in a form acceptable for filing; (iv) irrevocably approve Plaintiff’s current house plans in existing and future homes in the Development as requested and shown in the letters attached hereto as Exhibit E; and (v) deposit $19,450.00 in escrow with the Escrow Agent representing the difference in values of the lots being conveyed by each party (“Reconciliation Payment”), which is further described below, provided, however, that all closing costs incurred by Plaintiff in connection with the closing contemplated herein shall be paid out of the escrowed Reconciliation Payment. It is further provided that any portion of the escrowed Reconciliation Payment that remains after payment of Plaintiff’s closing costs shall remain in escrow until such time as Plaintiff is able to convey to Defendant, or Defendant’s assign(s), Single Family Lots 2 and 3. At such time as Plaintiff conveys Single Family Lots 2 and 3 to Defendant, or Defendant’s assign(s), the balance of the escrowed Reconciliation Payment shall be paid by Escrow Agent to Plaintiff. However, in the event Plaintiff has not conveyed Single Family Lots 2 and 3 to Defendant, or Defendant’s assign(s), for any reason, within six (6) months of the full execution of this Agreement, the balance of the escrowed Reconciliation Payment shall be released by Escrow Agent back to Defendant;

(2) The parties acknowledge and agree that Plaintiff shall no longer be obligated to pay assessments for its townhome pads as stipulated in the Covenants and are hereby deemed satisfied and released. Plaintiff and Defendant agree to sign and record an amendment to the Covenants in the form attached hereto as Exhibit B, revising and amending the Covenants as set forth therein and hereinabove;

(3) Defendant shall upon execution of this Agreement convey to Plaintiff, through means of special warranty deeds, the form of which is attached hereto as Exhibit C, Single Family Lots 49, 71, 64, 65, 66, 67, 81, 82, 83 and 84 within the Development (the “Defendant’s Conveyed Properties”), which are more particularly identified on Exhibit A hereto. The special warranty deeds shall be held in escrow by Escrow Agent pending completion of all conditions precedent to the Closing as described in this Paragraph 2(c) (“the Comstock Escrow Deposit”). In addition, at such time as Plaintiff conveys Single Family Lots 2 and 3 to Defendant, or Defendant’s assign, Defendant shall convey to Plaintiff, through means of special warranty deeds, Single Family Lots 50 and 51;

(4) Defendant shall, upon execution of this Agreement, deposit $16,757.34 in escrow with the Escrow Agent representing Plaintiff’s accrued, but currently unpaid, TOA and HOA dues in the amounts of $15,340.74 and $1,416.60, respectively, as required under the Covenants. Defendant shall instruct the Escrow Agent to disburse $15,340.74 to the TOA and $1,416.60 to the HOA at the Closing described herein.

(5) Plaintiff shall upon execution of this Agreement, convey to Defendant, through means of special warranty deeds, the form of which is attached hereto as Exhibit D, the 18 townhouse pads known as Townhome Lots 161, 162, 163, 164, 165, 166, 167, 168, 169, 170, 171, 172, 173, 174, 175, 176, 177 and 178 which Plaintiff owns and are part of the Development (the “Plaintiff’s Conveyed Properties”), which are more particularly identified on Exhibit A hereto. The special warranty deeds shall be held in escrow by Escrow Agent pending completion of all conditions precedent to the Closing as described in this Paragraph 2(c) (“the PDR Escrow Deposit”). In addition, at such time as Plaintiff is able to obtain a release of all liens on Single Family Lots 2 and 3 from its lender, Plaintiff shall convey Single Family Lots 2 and 3 to Defendant, at which time the provisions of paragraph 2(c)(1) concerning the Reconciliation Payment shall control. In the event Plaintiff has not conveyed Single Family Lots 2 and 3 to Defendant, or Defendant’s assign(s), for any reason, within six (6) months of the full execution of this Agreement, the balance of the escrowed Reconciliation Payment shall be released by Escrow Agent back to Defendant and the parties shall have no further liability to each other;

(6) The Escrow Agent shall receive releases from the parties suitable for the recordation of all encumbrances, including lien releases and releases of deeds of trust in favor of Wachovia, SunTrust or any other lender on Plaintiff’s Conveyed Properties or Defendant’s Conveyed Properties;

(7) The parties shall, upon execution of this Agreement, execute a written termination of any remaining option or obligation to purchase or obligation to sell lots under the Contract, provided, however, the parties expressly acknowledge that Plaintiff will continue to attempt to obtain a release of liens from its lender on Single Family Lots 2 and 3 for purposes of conveying said lots to Defendant, or Defendant’s assign, in exchange for Single Family Lots 50 and 51 (as well as receipt of the balance of the escrowed Reconciliation Payment);

(8) Each party shall bear its transfer costs incidental to this transaction and shall be responsible for depositing with the Escrow Agent sums deemed sufficient by the Escrow Agent in its reasonable discretion to cover all of the party’s closing costs;

(9) The parties shall file dismissals with prejudice of all claims in the Lawsuit and the TOA Foreclosure Action and cancel the Notice of Lis Pendens related to the Lawsuit upon full execution of this Agreement;

(10) The releases contemplated by this Agreement shall be effective upon full execution of this Agreement;

(11) The parties agree and specifically direct the Escrow Agent to withhold from recordation of any deeds and making any disbursements of funds or otherwise closing the contemplated transaction until such time that all deliverables, including, but not limited to, deeds, releases, and covenant modifications, are in the Escrow Agent’s possession; and

(12) Notwithstanding the foregoing, in the event that any third party, including any creditors, lenders or obligees of Plaintiff or Defendant, takes title to or exercises its right to foreclose on any land owned by Plaintiff or Defendant in the Providence Subdivision that is to be conveyed to Plaintiff or Defendant under the terms of this Agreement, each party shall forfeit all rights to the other’s deposits with the Escrow Agent under the Agreement, and each party’s Escrow Deposit shall revert back and be delivered to the party that tendered the Escrow Deposit under this Agreement;

(13) The parties understand that agree that timely completion of the Closing is of the essence. The parties acknowledge that each other will incur substantial damages if the Closing does not occur as provided herein, and that such damages are not readily ascertainable. If any party to this Agreement fails to provide Escrow Agent with any of the necessary documents, monies or information within thirty (30) days as required by Paragraph 2(c) herein, the non-breaching party shall be entitled to liquidated damages of $25,000, and the parties agree that such amount is sufficient for damages that would occur, as well as any additional remedies being sought by the parties in the Lawsuit. Upon any such failure described herein, Escrow Agent shall disburse and deliver the HOA Escrow Deposit, Comstock Escrow Deposit, and PDR Escrow Deposit back to the party that tendered such escrow deposit under this Agreement;

(14) The parties shall execute and deliver to Escrow Agent a settlement statement acknowledging the Closing and the actions to occur therein contemporaneous with the execution of this Agreement;

(15) Except as otherwise stated herein, the parties shall bear their own costs and expenses incidental to the matters addressed by this Agreement; and

(16) The parties shall cooperate with each other on development requirements, provided such assistance shall be at no cost to the other. By way of example and not limitation, the parties expect to cooperate in accommodating the reasonable requests of the other concerning easements, utilities, and construction items.

(d) Upon Escrow Agent’s receipt of the items required in Paragraph 2(c) herein, including all documents, as necessary, executed and in recordable form, Escrow Agent is authorized and directed to effectuate the Closing contemplated herein.

(e) Upon Closing, the parties hereby agree to terminate and cancel the Contract, and the parties shall not have any further options, obligations, or rights under the Contract, other than as set forth in this Agreement.

3. Releases by Plaintiff. Plaintiff, for itself, its successors and assigns, hereby releases Defendant from any and all claims, causes of action, actions, suits, debts, dues, demands, bonds, costs, attorney fees or interests recoverable, and any and all damages recoverable which Plaintiff or any of its officers or agents have, or may have either at law or equity, by reason of, arising out of, or relating to the Lawsuit, the TOA Foreclosure Action and the disputes underlying the same, including but not limited to, any and all claims which were or could have been raised in the Lawsuit (“Plaintiff’s Released Claims”). Plaintiff forever discharges Defendant and their successors, assigns, affiliates, agents, employees, managers, members, officers, board members, shareholders, representatives, insurers and legal representatives, from Plaintiff’s Released Claims. Plaintiff covenants and agrees that no assignment, transfer or conveyance in any manner of all or part of any legal right relating to Plaintiff’s Released Claims has been made. This release is binding upon Plaintiff and its successors and assigns, and shall inure to the benefit of Defendant and its successors, assigns, affiliates, agents, employees and legal representatives.

Notwithstanding the foregoing, Plaintiff does not release Defendant from its obligations under this Agreement. All other obligations under the Contract are waived and released.

4. Releases by Defendant. Defendant, for themselves, their successors and assigns, hereby release Plaintiff from any and all claims, causes of action, actions, suits, debts, dues, demands, bonds, costs, attorney fees or interests recoverable, and any and all damages recoverable which Defendant or any of its officers or agents have, or may have either at law or equity, by reason of, arising out of, or relating to the Lawsuit and the disputes underlying the same, including but not limited to, any and all claims which were or could have been raised in the Lawsuit (“Defendant’s Released Claims”). Defendant forever discharges Plaintiff and its predecessors in interest, successors, assigns, affiliates, agents, employees, managers, members, representatives, insurers and legal representatives, from Defendant’s Released Claims. Defendant covenants and agrees that no assignment, transfer or conveyance in any manner of all or part of any legal right relating to Defendant’s Released Claims has been made. This release is binding upon Defendant and its successors and assigns, and shall inure to the benefit of Plaintiff and its successors, assigns, affiliates, agents, employees and legal representatives.

Notwithstanding the foregoing, Defendant does not release Plaintiff from its obligations under this Agreement. All other obligations under the Contract are waived and released.

5. Representations. The parties hereby represent and agree as follows:

(a) All real estate taxes have been or will be paid on or before the date of conveyance of the lots described in Paragraph 2(c) herein.

(b) Subject to the release of the liens described in Paragraph 2(c) herein, the parties represent that the lots being conveyed pursuant to Paragraphs 2(c) shall be conveyed free and clear of any liens, claims, notices, actions or causes of action, whether known or threatened. If any lien, claim, notice, action, or cause of action exists pertaining to any of the lots being conveyed pursuant to Paragraphs 2(c), the party transferring such lot shall be responsible for payment or satisfaction of such claim.

6. Duties Are Administrative. The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall have no duties other than as set forth herein. The Escrow Agent shall have no liability or responsibility hereunder for any act or omission to act except for its own gross negligence or bad faith.

7. Waiver; Indemnification. The parties agree to and hereby do waive any suit, claim, demand, or cause of action of any kind which either may have or may assert against the Escrow Agent arising out of or relating to Escrow Agent’s performance hereunder, unless such suit, claim, demand, or cause of action is based entirely upon Escrow Agent’s gross negligence or bad faith. The parties do hereby agree to indemnify and hold Escrow Agent harmless from and against any and all liabilities, actions, claims, demands, damages, and expenses of every type and kind, including reasonable attorneys’ fees, asserted against or incurred by Escrow Agent as a result of or in connection with its serving as the Escrow Agent hereunder, excepting only such claims and expenses as may result from Escrow Agent’s gross negligence or bad faith.

8. Dispute and Representation. If Escrow Agent shall be unable to determine at any time to whom the Comstock Escrow Deposit, the HOA Escrow Deposit or the PDR Escrow Deposit (collectively, the “Escrow Deposits”) should be delivered or if a dispute should develop between the parties concerning the disposition of the their Escrow Deposits, then in any such event, Escrow Agent shall deliver the aforementioned Escrow Deposits in accordance with the joint (or consistent) written instructions of the parties. In the event that such joint (or consistent) written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent has served written requests for such joint (or consistent) written instructions upon the parties, Escrow Agent shall have the right to deliver all of the Escrow Deposits to a title insurance company of Escrow Agent’s choice; and, thereafter, Escrow Agent shall be discharged of any further or continuing obligations in connection with this Agreement.

If costs and expenses (including attorneys’ fees) are incurred by Escrow Agent because of litigation or any dispute between the parties arising out of the holding of the Escrow Deposits, the non-prevailing party shall reimburse Escrow Agent for such reasonable costs and expenses incurred. The parties hereby agree and acknowledge that Escrow Agent assumes no liability in connection with the holding or investment of the Escrow Deposits pursuant hereto, except for the negligence or willful misconduct of Escrow Agent and its employees and agents. Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to herein; and, in the event of any dispute under this Agreement relating to the delivery of the Escrow Deposits, Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken in good faith in accordance with the opinion of Escrow Agent’s counsel.

9. Joinder of Escrow Agent. Escrow Agent enters into this Agreement for the purpose of acknowledging its agreement to serve as the Escrow Agent hereunder. The parties agree that Escrow Agent may resign as Escrow Agent hereunder and may designate as a successor escrow agent having the same duties and responsibilities as the Escrow Agent any of the following title insurance companies or the North Carolina agencies thereof: First American Title Insurance Company, Chicago Title Insurance Company or Investors Title Insurance Company.

10. Right to Review; Intent to Release. The parties acknowledge that: (a) they have been advised to consult an attorney prior to signing this Agreement; (b) they have read carefully and had sufficient time to consider this Agreement and to consult with their attorney concerning its contents and effect; (c) they understand the terms of this Agreement; (d) they knowingly and voluntarily waived the rights identified herein; and (e) they have determined that entering into this Agreement is in their best interest.

11. No Admissions. The settlement contemplated by this Agreement is in compromise of disputed claims, and the compromises are not to be construed as admissions of liability on the part of any party. The parties deny liability and intend merely to avoid litigation and buy their peace.

12. Enforceability; Authority of Parties and Signators. The parties hereby represent and warrant to each other that they have the power and authority to execute and deliver this Agreement and that they have obtained all necessary authorizations to enter into this Agreement, that the execution of this Agreement does not violate any agreement to which it is a party and that this Agreement constitutes a legal, valid and binding obligation enforceable upon the parties in accordance with its terms, regardless of the adequacy of consideration. By his or her signature, each signator executing this Agreement on behalf of an entity covenants and warrants to the other parties that he has the authority to do so as a binding and legally enforceable act of such entity.

13. Entire Agreement; No Oral Modifications. This Agreement is not based upon any factual, legal, or other representation or promise made by or on behalf of either of the parties not contained in this Agreement. The parties acknowledge and agree that if the facts or law with respect to which this Agreement as executed are, or may be found hereafter to be, other than or different from the facts or law in that connection now believed by either of the parties to be true, the parties expressly accept and assume the risk of such possible difference and agree that all provisions of this Agreement shall be and remain effective notwithstanding any such difference. This Agreement contains the entire understanding between the parties regarding the subject matter hereof and supersedes any prior understanding or agreement between the parties respecting such subject matter. There are no representations, warranties, arrangements, understandings, or agreements, oral or written, relating to the subject matter of this Agreement, except as fully expressed herein. The terms of this Agreement are contractual and not a mere recital. This Agreement may not be altered, amended, modified or rescinded in any way except by written instrument duly executed by the parties.

14. Legal Representation. The parties acknowledge, represent and agree, each with the other, that (i) each has consulted with an attorney of their choice regarding this Agreement prior to the execution hereof, or had the opportunity to consult with an attorney; (ii) each attorney or party has been afforded a full opportunity to read, review and consider this Agreement; (iii) each attorney or party has had the opportunity to and has negotiated the terms of this Agreement; and (iv) neither Plaintiff nor Defendant shall be deemed the drafter hereof.

15. Governing Law. All questions concerning this Agreement and performance hereunder shall be governed by and resolved in accordance with the laws of the State of North Carolina.

16. Execution Under Seal. This Agreement has been executed under seal in express contemplation of the parties’ continuing duties to perform and to be bound as contemplated by its terms for a period in excess of three years.

17. Counterparts. This Agreement may be executed in facsimile or PDF counterparts at different times and locations, each of which shall be deemed an original and all of which shall constitute the same instrument.

[THIS SPACE INTENTIONALLY LEFT BLANK – SIGNATURES APPEAR ON NEXT PAGE]

Agreed, effective the __ day of June, 2009.

COMSTOCK HOMES OF RALEIGH, LLC,
a North Carolina limited liability company (“SEAL”)

By:	COMSTOCK HOMEBUILDING COMPANIES, INC., Its Manager

By:

Title:

Date:

PROVIDENCE DEVELOPMENT OF RALEIGH, LLC,
a North Carolina limited liability company (“SEAL”)

By:

Title:

Date:

ESCROW AGENT:

By:

Title:

Date:

[NOTARY ACKNOWLEDGEMENTS ATTACHED]

STATE OF NORTH CAROLINA

COUNTY OF WAKE

I, a Notary Public of the County and State aforesaid, certify that _______________________, an authorized representative of PROVIDENCE DEVELOPMENT OF RALEIGH, LLC, a North Carolina limited liability company, personally appeared before me this day and, having provided satisfactory evidence of his identity in the form of a state issued driver’s license, signed the foregoing instrument under seal for the purpose stated therein on behalf of the corporation, under authority duly given, on this the      day of June, 2009.

(SEAL)

_____________________, Notary Public

My commission expires: _________

STATE OF ________________________

COUNTY OF _______________

I, a Notary Public of the County and State aforesaid, certify that _______________________, an authorized representative of COMSTOCK HOMES OF RALEIGH, LLC, a North Carolina limited liability company, personally appeared before me this day and, having provided satisfactory evidence of his identity in the form of a state issued driver’s license, signed the foregoing instrument under seal for the purpose stated therein on behalf of the corporation, under authority duly given, on this the      day of June, 2009.

(SEAL)

_____________________, Notary Public

My commission expires: _________

STATE OF NORTH CAROLINA

COUNTY OF WAKE

I, a Notary Public of the County and State aforesaid, certify that _______________________, an authorized representative of MANNING, FULTON & SKINNER, PA, a North Carolina professional association, personally appeared before me this day and, having provided satisfactory evidence of his identity in the form of a state issued driver’s license, signed the foregoing instrument under seal for the purpose stated therein on behalf of the corporation, under authority duly given, on this the __ day of June     , 2009.

(SEAL)

_____________________, Notary Public

My commission expires: _________

EXHIBIT A

DESCRIPTION OF LOTS

Lots Conveyed by Defendant:

Single Family Lots: Being Lots 49, 71, 64, 65, 66, 67, 81, 82, 83 and 84, Providence of Raleigh Subdivision, Phase 2, as shown on plat of survey entitled “SUBDIVISION PLAT OF PROVIDENCE – PHASE 2” prepared by Elingburg Land Surveying Co., P.A. and recorded in Book of Maps 2007, pages 657 and 658, Wake County Registry.

Together with all rights, privileges, and easements appurtenant to the above-described property as set forth in that certain Declaration of Covenants, Conditions and Restrictions for Providence of Raleigh Subdivision recorded in Book 12053, page 2419, Wake County Registry, as supplemented by that certain Annexation Declaration recorded in Book 12451, page 2197, re-recorded in Book 12623, page 2662, both of the Wake County Registry.

Lots Conveyed by Plaintiff:

Townhouse Lots: Being all of Townhouse Lots 161-178, inclusive, Providence of Raleigh Subdivision, Phase 2, as shown on plat of survey entitled “SUBDIVISION PLAT OF PROVIDENCE – PHASE 2” prepared by Elingburg Land Surveying Co., P.A. and recorded in Book of Maps 2007, pages 657 and 658, Wake County Registry.

Together with all rights, privileges, and easements appurtenant to the above-described property as set forth in (i) that certain Declaration of Covenants, Conditions and Restrictions for Providence of Raleigh Subdivision recorded in Book 12053, page 2419, Wake County Registry, as supplemented by that certain Annexation Declaration recorded in Book 12451, page 2197, re-recorded in Book 12623, page 2662, both of the Wake County Registry, and (ii) that certain Declaration of Covenants, Conditions and Restrictions for Providence Subdivision, Phase 2 Townhouses recorded in Book 12451, page 2202, Wake County Registry.

EXHIBIT B

Covenant Modification

EXHIBIT C

FORM OF SPECIAL WARRANTY DEED FOR DEFENDANT’S CONVEYANCE

EXHIBIT D

FORM OF SPECIAL WARRANTY DEED FOR PLAINTIFF’S CONVEYANCE

EXHIBIT E

HOUSE PLAN SUBMISSION AND APPROVAL